Exhibit 99.1

News Release	EPL Oil & Gas, Inc. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL To Acquire Shallow Water Gulf of Mexico Properties

High Quality, Oily Assets Nearly Doubles Production and Reserves

•	Current production estimated at 10,000 boepd, 50% oil in Central GOM, increasing combined oil production by approximately 50%

•	36.3 million barrels of oil equivalent of proved reserves that nearly doubles EPL’s 1P reserves, 54% oil, 42% PDP, and 95% operated

•	Adds three oily Central GOM core areas that enhance operating synergies, with accretive cash flow metrics

•	Leverages EPL’s proven strengths as an efficient exploiter of underdeveloped shelf assets and adds years to organic inventory

•	Fully underwritten financing as a result of EPL’s underlevered balance sheet, strong credit quality and free cash flow potential

New Orleans, Louisiana, September 17, 2012…EPL Oil & Gas, Inc. (EPL or the Company) (NYSE:EPL) today announced it has executed a purchase and sale agreement to acquire certain shallow water Gulf of Mexico (GOM) shelf oil and natural gas interests from Hilcorp Energy GOM Holdings, LLC (Hilcorp) for $550 million.

The assets are currently producing approximately 10,000 barrels of oil equivalent (boe) per day, about 50% of which are oil. Estimated proved reserves as of the July 1, 2012 economic effective date totaled approximately 36.3 million boe, 54% of which are oil. The properties include three fields that Hilcorp had acquired from Chevron Corporation in Ship Shoal Block 208, South Pass 78, and South Marsh Island 239, which are all on the Central GOM shelf in the vicinity of EPL’s existing core field areas. These three fields account for 64% of the current proved reserves, and approximately 82% of the total proved acquisition PV10 value estimated at $626 million using strip prices as of August 31, 2012 (see discussion of PV10 in appendix). The currently estimated asset retirement obligation to be assumed by EPL in the acquisition is expected to total approximately $120 million.

Gary Hanna, EPL’s President and CEO commented, “This is the fourth acquisition we have made since 2011, and it is the most transformational. This accretive acquisition provides scale and diversification while continuing to focus the value of our Company in the Central gulf, which is the most prolific, oil bearing region of the GOM. These underdeveloped, legacy Chevron assets allow us to leverage our proven strengths as an efficient exploiter of shallow water shelf assets. The high operating control of 95% will permit us timely access to the development opportunities that exist on these properties. There are already over 90 low-risk, oil-rich shallow behind pipe and drilling opportunities, as well as numerous optimization projects that our operational teams will vigorously pursue. Meanwhile, as our successful strategy has demonstrated with prior acquisitions, we will apply our proven regional knowledge and technical skills to identify and exploit the upside potential of these acquired properties in short order.”

Gary Hanna continued, “This transaction nearly doubles our proved reserves to approximately 74 million boe. Additionally, it drives our production above 20,000 boe per day, supports EBITDAX generation in 2013 in the range of $450 million to $500 million and is very accretive to our key operational and valuation metrics. This transformational acquisition fits all of our acquisition criteria.”

In conjunction with signing the purchase and sale agreement, EPL will add to its crude oil and natural gas hedge positions to provide downside protection. The Company is planning to hedge 80% of the forecasted proved producing oil and natural gas production of the assets being acquired for years 2013 through 2015, with 2013 hedges scheduled to be secured early this week representing approximately 80% of forecasted proved production. Approximately 50% of EPL’s existing oil production is hedged for 2013.

In addition to utilizing cash on hand to finance the purchase, EPL has obtained committed financing from Bank of Montreal to complete the transaction, including an increase in its senior secured credit facility from $250 million to $750 million. The borrowing base under this expanded credit facility has been increased from $200 million to $450 million in conjunction with the acquisition. Additionally, Bank of Montreal and BMO Capital Markets have provided the Company a commitment for $200 million in the form of a senior unsecured bridge loan, which is expected to remain unutilized as the Company plans to access the high yield market for permanent financing before the anticipated closing date in late October.

The purchase is subject to customary closing conditions and adjustments. Hilcorp has indicated to EPL that this sale represents their exit from the GOM shelf. The economic effective date is July 1, 2012, with closing expected by October 31, 2012. EPL has submitted a 10 percent cash deposit to Hilcorp under the terms of the purchase agreement.

Conference Call Scheduled for This Morning at 10 a.m. CDT/11 a.m. EDT

EPL has scheduled a conference call for this morning, Monday, September 17, 2012, at 10 a.m. CDT/11 a.m. EDT to discuss the acquisition. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 31907697. The Company has posted presentation materials that will accompany the conference call and should be accessed through the Company’s website at www.eplweb.com on the homepage under “Latest Presentations”, as well as in the Investor Relations section under “Latest Presentations”.

The call will be available for replay beginning two hours after the call is completed through midnight of October 1, 2012. For callers in the United States and Canada, the toll-free number for the replay is (855) 859-2056. For international callers the number is (404) 537-3406. The Conference I.D. for all callers to access the replay is 31907697.

Appendix

PV-10 Definition and Discussion

PV-10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. Because the standardized measure is dependent on the unique tax situation of each company, our calculation may not be comparable to those of our competitors. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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